                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
   OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER 001-12555

                            THE MILLBROOK PRESS INC.
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             (Exact name of registrant as specified in its charter)

2 Old New Milford Road, P.O. Box 335, Brookfield, Connecticut 06804, (203) 740-2220
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
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            (title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   /X/         Rule 12h-3(b)(l)(i)     / /
              Rule 12g-4(a)(l)(ii)  / /         Rule 12h-3(b)(l)(ii)    / /
              Rule 12g-4(a)(2)(i)   / /         Rule 12h-3(b)(2)(i)     / /
              Rule 12g-4(a)(2)(ii)  / /         Rule 12h-3(b)(2)(ii)    / /
                                                Rule 15d-6              / /

            Approximate  number of holders of record as of the  certification or notice date: 88

            Pursuant to the requirements of the Securities  Exchange Act of 1934
(Name   of    registrant    as   specified   in   charter)   has   caused   this
certification/notice  to be  signed  on  its  behalf  by  the  undersigned  duly authorized person.

Date:  October 29, 2003                        By: /s/ David Allen
       ----------------                            -----------------------------
                                                   David Allen, President and
                                                   Chief Executive Officer

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                        PERSONS  WHO  RESPOND  TO  THE  COLLECTION  OF
                        INFORMATION  CONTAINED  IN THIS  FORM  ARE NOT
                        REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                        CURRENTLY VALID OMB CONTROL NUMBER